                                                                     EXHIBIT 4.1

                               PHOENIX COLOR CORP.

                                 $105,000,000

                  10 3/8% SENIOR SUBORDINATED NOTES DUE 2009

                             NOTE PURCHASE AGREEMENT

                                January 28, 1999

First Union Capital Markets
301 South College Street, TW-10
Charlotte, NC 28288-0606

Ladies and Gentlemen:

      Phoenix Color Corp., a Delaware corporation (the "Issuer"), proposes to issue and sell (the "Placement") to First Union Capital Markets, a division of Wheat First Securities, Inc. (the "Initial Purchaser"), $105,000,000 principal amount of its 10 3/8% Senior Subordinated Notes due 2009 (the "Notes"). The Notes will be unconditionally guaranteed (the "Guarantees"), on a senior subordinated basis, by each of the guarantors listed on the signature pages hereto (collectively, the "Guarantors"). The Notes and the Guarantees are to be issued under an indenture, to be dated the Closing Date (as defined below) (the "Indenture"), by and among the Issuer, the Guarantors and Chase Manhattan Trust Company, National Association, as trustee (the "Trustee"). The Placement is to occur concurrently with, and is conditioned upon the redemption (the "Redemption") of the bridge notes (the "Bridge Notes") purchased by First Union Investors, Inc., a North Carolina corporation ("FUI"), pursuant to the Bridge Securities Purchase Agreement, dated as of September 15, 1998 (the "Bridge Securities Purchase Agreement"), by and among the Issuer, all of the subsidiaries thereof as guarantors, and FUI. This Agreement, the registration rights agreement to be dated the Closing Date between the Initial Purchaser and the Issuer (the "Registration Rights Agreement"), the Notes, the Guarantees, the Indenture, the Bridge Securities Purchase Agreement (and all the other documents entered into in connection with it), and the documents to be entered into in connection with the Redemption are hereinafter collectively referred to as the "Transaction Documents." The Placement and the Redemption, together with all of the other transactions contemplated by the foregoing, are hereinafter referred to as the "Transactions."

      The sale of the Notes to the Initial Purchaser will be made without registration of the Notes under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon certain exemptions from the registration requirements of the Securities Act. You have advised the Issuer that you will offer and sell the Notes purchased by you hereunder in accordance with Section 4 hereof as soon as you deem advisable.

      In connection with the sale of the Notes, the Issuer and the Guarantors prepared a preliminary offering memorandum, dated January 13, 1999 (the "Preliminary Memorandum"), and a final offering memorandum, dated January 28, 1999 (the "Final Memorandum"). The Preliminary Memorandum and the Final Memorandum set forth certain information concerning the Issuer, the Guarantors, the Transaction Documents and the Transactions. The Issuer and the Guarantors hereby confirm that each of them has authorized the use of the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto, in connection with the offer and sale of the Notes by the Initial Purchaser. Unless stated to the contrary, all references herein to the Final Memorandum are to the Final Memorandum at the Execution Time (as defined in section 6 below) and are not meant to include any amendment or supplement, or any information incorporated by reference therein, subsequent to the Execution Time.

      As used herein, "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Issuer and its Subsidiaries, taken as a whole, whether before or after giving effect to the Transactions or (b) a material impairment of the ability of the Issuer and its Subsidiaries, taken as a whole, to execute, deliver or perform any of its obligations under, or the material impairment of the ability of the Trustee and the holders of the Notes (the "Holders") to enforce any obligations under, any of the Transaction Documents. Other capitalized terms used and not defined herein have the meanings ascribed to them in the Indenture.

      1. Representations and Warranties. The Issuer and the Guarantors jointly and severally represent and warrant to the Initial Purchaser the following:

            (a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Final Memorandum, at the date hereof, does not and, at the Closing Date, will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are being made, not misleading; provided, however, that the Issuer and the Guarantors make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Issuer in writing by or on behalf of the Initial Purchaser expressly for use therein; and provided, further, that all forward-looking statements in the Preliminary Memorandum and the Final Memorandum (as described under the caption "Cautionary Statement Regarding Forward Looking Statements") have been prepared in good faith by the Issuer and represent its reasonable good faith expectations as to the subject matter thereof.

            (b) Except as disclosed in the Preliminary Memorandum or the Final Memorandum, no holder of securities of the Issuer or the Guarantors will be entitled to have such securities registered under any registration statement required to be filed by the Issuer or the Guarantors.

            (c) None of the Issuer, the Guarantors or any of their Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")) nor any person acting on any of their behalf (other than the Initial Purchaser or any of its Affiliates, as to whom the Issuer and the Guarantors make no representation or warranty) has, directly or indirectly:

                  (i) made offers or sales of any security, or solicited offers to buy any security, which is or will be integrated with the sale of the Notes or the Guarantees in a manner that would require their registration under the Securities Act;

                  (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes or the Guarantees;

                  (iii) taken any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, stabilization or manipulation of the price of any security of the Issuer or the Guarantors or facilitate the sale or resale of the Notes;

                  (iv) taken any action designed to facilitate the sale or resale of the Notes;

                  (v) except as disclosed in the Preliminary Memorandum or the Final Memorandum, paid or agreed to pay to any person any compensation for soliciting another person to purchase any securities of the Issuer or the Guarantors; or

                  (vi) engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act ("Regulation S")) with respect to the Notes or the Guarantees, and each of the Issuer and its Affiliates and any person acting on its or their behalf (other than the Initial Purchaser or any of its Affiliates as to which no representation is made) has complied with the offering restrictions requirements of Regulation S.

            (d) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

            (e) Assuming the accuracy of your representations in Section 4 hereof and your compliance with your covenants set forth therein, it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement and the Final Memorandum to register the Notes or the Guarantees under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

            (f) Each of the Issuer and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Issuer and its Subsidiaries has the power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to do business and is in good standing under the laws of all jurisdictions in which it is doing business, except where failure to be so qualified or be in good standing, individually or in the aggregate, has not had and will not have a Material Adverse Effect.

            (g) All of the outstanding shares of Capital Stock of the Issuer have been duly authorized and validly issued and are fully paid and nonassessable. Exhibit A hereto lists each wholly owned Subsidiary of the Issuer (including each Guarantor) along with its jurisdiction of organization. There are no non-wholly owned Subsidiaries of the Issuer. Each Subsidiary of the Issuer does not and will not on the Closing Date have outstanding any (i) securities convertible or exchangeable for its Capital Stock, (ii) rights to subscribe for or to purchase any of its Capital Stock or (iii) options providing for the purchase of, agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock. All of the Capital Stock of each Subsidiary shown on Exhibit A is beneficially owned by the Issuer, directly or indirectly, free and clear of all liens other than liens granted to secure the Bridge Notes and the loans under the Credit Agreement dated as of September 15, 1998, among the Issuer, the subsidiaries listed therein as borrowers, the lenders who are or may become party thereto and First Union National Bank, as administrative agent, together with the documents related thereto, as amended, supplemented, or modified (the "Senior Credit Facility"). The Issuer does not, directly or indirectly, have any Subsidiaries that are not Guarantors.

            (h) Each of the Issuer and the Guarantors has the power and requisite authority to execute, deliver and carry out the terms and provisions of the Transaction Documents and has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents and the Exchange Notes.

            (i) Each of the Transaction Documents and each other document or instrument to be delivered in connection therewith has been, or as of the Closing Date will have been, duly authorized by all necessary corporate action of the Issuer and the Guarantors. This Agreement has been duly executed and delivered by the Issuer and each Guarantor; each of the other Transaction Documents to be executed and delivered on or prior to the date hereof has been duly executed and delivered by each of the Issuer and the Guarantors that are a party thereto; and each of the Transaction Documents to be executed and delivered after the date hereof will be duly executed and delivered by the Issuer and each of the Guarantors that are a party thereto. This Agreement is, and such other Transaction Documents and other documents and instruments to which the Issuer and each of the Guarantors is a party are or will be, the legal, valid and binding obligations of the Issuer and each of the Guarantors, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (j) The execution, delivery and performance by the Issuer of the Transaction Documents do not and on the Closing Date will not (i) violate any statute, law, ordinance, regulation, rule, order, judgment, writ, injunction or decree of any state, commonwealth, nation, territory, possession, province, county, parish, township, village, municipality or other jurisdiction (collectively, the "Laws") applicable to any of the Issuer and the Guarantors, or any judgment, order, writ or decree of any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing ("Tribunal") binding on any of them, which violations, either individually or in the aggregate, would have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under the certificate of incorporation, bylaws or other organizational documents of the Issuer or any Guarantor, (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound or to which any property or assets of the Issuer or any of its Subsidiaries is subject (collectively the "Contracts"), which conflicts, breaches or defaults, either individually or in the aggregate, would have a Material Adverse Effect, (iv) result in or require the creation or imposition of any lien upon any of the properties or assets of any of the Issuer and the Guarantors, (v) require any approval of stockholders or (vi) require any approval or consent of any person under any Contracts.

            (k) No consent, approval, authorization or order of any Tribunal or other person is required in connection with the execution and delivery by the Issuer or the Guarantors of the Transaction Documents or any other document or instrument to be delivered in connection with the Transactions or the consummation of the transactions contemplated hereby or thereby, except for consents, approvals, authorizations and orders that have heretofore been obtained.

            (l) The audited financial statements (including the notes thereto) of (i) the Issuer and its Subsidiaries and (ii) New England Book Holding Corporation and its Subsidiaries included in the Final Memorandum comply as to form in all material respects with the requirements applicable to registration statements on Form S-1 under the Securities Act and fairly present in all material respects the consolidated financial position of such entities and the results of operations and cash flows thereof as of the dates and for the periods therein specified. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. Since the date of the most recent financial statements included in the Final Memorandum, except as described therein, in the Notes thereto or as set forth in the Final Memorandum, (i) neither the Issuer nor any of its Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or Contracts not in the ordinary course of business, which liabilities, obligations, transactions or Contracts would, individually or in the aggregate, have a Material Adverse Effect, (ii) the Issuer has not purchased any of its outstanding Capital Stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its Capital Stock, (iii) there has not been any material change in the long-term indebtedness of the Issuer or any of its Subsidiaries and (iv) none of the assets of the Issuer have materially diminished in value. The unaudited pro forma financial information included in the Final Memorandum complies in all material respects with the requirements of the Securities Act relating to pro forma financial information (it being understood that such unaudited pro forma financial information is voluntarily included in the Final Memorandum and that such information would not be required to be included in a registration statement on Form S-1 filed under the Securities Act); the pro forma adjustments have been properly applied to the historical amounts in the compilation of such pro forma information; the assumptions utilized in preparing such pro forma financial information provide a reasonable basis for presenting the significant effects of the transactions contemplated therein; and such pro forma adjustments give appropriate effect to those adjustments, in each case in accordance with Regulation S-X under the Securities Act ("Regulation S-X").

            (m) The Issuer and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (n) The Issuer is not now, and after giving effect to the consummation of the Transactions will not be, (i) insolvent, (ii) left with unreasonably small capital with which to engage in its anticipated businesses or
(iii) incurring debts beyond its ability to pay such debts as they become due. The Issuer is not in liquidation, administration or receivership nor has any petition been presented for the winding-up of the Issuer.

            (o) The Issuer and each of its Subsidiaries has, and after consummation of the Transactions will have, good, sufficient and legal title to all their respective properties and assets, and all properties held under lease by any of them, are, and immediately after the consummation of the Transactions will be, held under valid, subsisting and enforceable leases, and none of the Issuer or any of its Subsidiaries and, to the knowledge of the Issuer, any other party thereto, is in default under any lease, except in each case for such defects or defaults that, individually or in the aggregate, would not have a Material Adverse Effect. All such properties and assets owned or leased are so owned or leased free and clear of liens other than liens permitted under the definition "Permitted Liens" set forth in the Final Memorandum. None of the material assets of the Issuer or any of its Subsidiaries is subject to any restriction that would prevent continuation of the use currently made thereof or which would materially adversely effect the value thereof.

            (p) Both before and after giving effect to the Transactions, none of the Issuer or any of its Subsidiaries is (i) in violation of its charter, by-laws or other organizational documents, (ii) in violation of any Law or (iii) in breach of or default under (nor has any event occurred which, with notice or the passage of time or both, would constitute a breach of or default under) or in violation of any of the terms or provisions of any Contract, except for any such breach, default, violation or event that would, individually or in the aggregate, not have a Material Adverse Effect.

            (q) Except (i) as described in the Final Memorandum under the caption "Business -- Legal Proceedings," (ii) for the claim by Anthony DiMartino against the Issuer relating to his bonus and loans he made to the Issuer, which claim the Issuer believes will not result in liability to it in excess of $210,000 and (iii) an action instituted in Superior Court, Commonwealth of Massachusetts on January 13, 1999 against the Issuer by a former employee earning $80,000 per year, alleging wrongful termination, which action the Issuer believes will not result in liability to it in excess of $175,000, there is no litigation pending or threatened, by, against, or which may relate to or affect
(a) any benefit plan or any fiduciary or administrator thereof, (b) the Transactions or (c) the Issuer or any of its Subsidiaries, which individually or in the aggregate, would involve in excess of $100,000. There are no outstanding injunctions or restraining orders prohibiting consummation of any of the Transactions. Neither the Issuer nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any Tribunal, and there are no unsatisfied judgments against the Issuer or any of its Subsidiaries or their respective businesses or properties. None of the Issuer or any of its Subsidiaries has been advised that there is a reasonable likelihood of an adverse determination of any litigation, which adverse determination, individually or in the aggregate, would result in judgments in excess of $100,000.

            (r) The proceeds from the issuance and sale of the Notes will be used solely for the purposes specified in the Final Memorandum. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock within the meanings of the applicable provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose that might cause any of the Notes to be considered a "purpose credit" within the meaning of the applicable provisions of Regulation G, T, U or X.

            (s) All Tax Returns required to be filed by the Issuer and each of its Subsidiaries in any jurisdiction have been filed, and all Taxes (whether or not actually shown on such Tax Returns) for which any of them is directly or indirectly liable or to which any of their respective properties or assets are subject have been paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. All such Tax Returns are true, correct and complete in all respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax Laws, regulations or rules. Except for an assessment with respect to New York state franchise taxes which the Issuer believes will not result in liability to it in excess of $10,000, there is no proposed Tax assessment against the Issuer or any of its Subsidiaries, and, to the best knowledge of the Issuer, there is no basis for such assessment, except for contested claims.

      As used herein, the following terms shall have the respected meanings ascribed to them below:

      "Tax Return" means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Issuer or any of its Subsidiaries.

      "Taxes" means all taxes however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation, and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

            (t) Both before and after giving effect to the Transactions, no ERISA Events have occurred or are reasonably expected to occur which, individually or in the aggregate, resulted in or might reasonably be expected to result in a liability of the Issuer or any of its Subsidiaries or any ERISA Affiliates which would have a Material Adverse Effect. There are no defined benefit plans. Therefore, in accordance with the most recent actuarial valuations, the Amount of Unfunded Benefit Liabilities for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities) is -$0-.

      As used herein, the following terms shall have the respective meaning ascribed to each below:

      "Amount of Unfunded Benefit Liability" means, with respect to any Pension Plan, (i) if set forth on the most recent actuarial valuation report with respect to such Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and (ii) otherwise, the excess of (a) the greater of the current liability (as defined in Section 412(l)(7) of the Internal Revenue Code) or the actuarial present value of the accrued benefits with respect to such Pension Plan over (b) the current market value of the assets of such Pension Plan.

      "Employee Pension Benefit Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (i) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, sponsored, maintained or contributed to by any of the Issuer or its Subsidiaries or any of their respective ERISA Affiliates or (ii) with respect to which any of the Issuer or its Subsidiaries retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder and any successor statute, regulations and rulings.

      "ERISA Affiliate," as applied to any person, means (i) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that person, any corporation described in clause
(i) above or any trade or business described in clause (ii) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member.

      "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived) or the failure to make any required contribution within 30 days of its due date with respect to any Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Issuer or any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiple Employer Plan or the termination of any such Multiple Employer Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Issuer or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal by the Issuer or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Issuer or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Issuer or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 406, 409, 502(i) or 502(1) of ERISA in respect of any Employee Pension Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under
Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan or Employee Pension Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or
(x) the imposition of a lien
pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute.

      "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any of the Issuer, its Subsidiaries or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five years made or accrued an obligation to make contributions.

      "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Issuer or any of its Subsidiaries or any of their respective ERISA Affiliates and at least one person other than employees of the Issuer, its Subsidiaries and their respective ERISA Affiliates or (ii) was so maintained and in respect of which such Issuer, any of their Subsidiaries or any of their ERISA Affiliates could have liability under Section 4064 or Section 4069 of ERISA in the event such plan has been or were to be terminated.

      "Pension Plan" means a Single Employer Plan or Multiple Employer Plan.

      "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

      "Single Employer Plan" means a "single-employer plan," as defined in
Section 4001 (a)(15) of ERISA, that (i) is maintained for employees of the Issuer, any of its Subsidiaries or any of their ERISA Affiliates and no person other than employees of the Issuer, any of its Subsidiaries or any of their ERISA Affiliates or (ii) was so maintained and in respect of which such Issuer, any of their Subsidiaries or any of their ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

            (u) The Issuer and each of its Subsidiaries is in compliance with all Laws, except where the failure to comply, individually or in the aggregate, would not have a Material Adverse Effect.

            (v) None of the Issuer or any of its Subsidiaries is subject to regulation under the Public Utility Holding Issuer Act of 1935, the Federal Power Act, or the Investment Company Act of 1940 (as any of the preceding acts have been amended).

            (w) The Issuer and its Subsidiaries own or are licensed to use all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Issuer as currently conducted ("Intellectual Property"). No claim has been asserted by any person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Issuer or any of its Subsidiaries does not infringe on the rights of any person. The consummation of the Transactions will not in any manner or to any extent impair the ownership of (or the license to use, as the case may be) of such intellectual property by the Issuer or any of its Subsidiaries.

            (x) Except as set forth in the Final Memorandum in the first paragraph under the caption "Business - Legal Proceedings," both before and after giving effect to the Transactions:

                  (i) the operations of the Issuer and each of its Subsidiaries comply with all Environmental Laws;

                  (ii) each of the Issuer and its Subsidiaries has obtained all Permits under Environmental Laws necessary to their respective operations, and all such Permits are being maintained in good standing, and each of the Issuer and its Subsidiaries is in compliance with all material terms and conditions of such Permits except for any such failure to obtain, maintain or comply which would not reasonably be expected to have a Material Adverse Effect;

                  (iii) none of the Issuer or its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any person under any Environmental Law or (b) any letter or request for information under
Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9604) or comparable Environmental Laws regarding any matter, none of the Issuer or its Subsidiaries is or will be involved in any investigation, response or corrective action relating to or in connection with any Hazardous Materials at any Facility or at any other location;

                  (iv) except as set forth on Exhibit B hereto, none of the Issuer or its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws;

                  (v) except as set forth on Exhibit B hereto, none of the Issuer or its Subsidiaries or any of their respective Facilities or operations is subject to any outstanding written order or agreement with any governmental authority or private party relating to (A) any actual or potential violation of or liability under Environmental Laws or (B) any Environmental Claims;

                  (vi) none of the Issuer or its Subsidiaries has any contingent liability in connection with any Release or threatened Release of any Hazardous Materials by any of the Issuer or its Subsidiaries;

                  (vii) no Hazardous Materials exist on, under or about any Facility in a manner that would reasonably be expected to give rise to an Environmental Claim, and none of the Issuer or its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that would reasonably be expected to give rise to an Environmental Claim;

                  (viii) none of the Issuer or its Subsidiaries or any of their respective predecessors has disposed of any Hazardous Materials in a manner that would reasonably be expected to give rise to an Environmental Claim;

                  (ix) to the best of the Issuer's knowledge, no underground storage tanks or surface impoundments are on or at any Facility; and

                  (x) no lien in favor of any person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility or other assets of the Issuer or any of its Subsidiaries.

      As used herein, the following terms shall have the respective meanings ascribed to them below:

      "Environmental Claims" means any allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any person for any response or corrective action, any damage, including, without limitation, personal injury, property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to the Issuer, any of its Subsidiaries or any of their respective Facilities or predecessors in interest.

      "Environmental Laws" means the common law and all statutes, ordinances, orders, rules, regulations, requirements, judgments, plans, policies or decrees relating to (i) pollution, protection, preservation, cleanup or reclamation of the environment, natural resources, human, plant or animal health or welfare,
(ii) the Release or threatened Release of Hazardous Materials, or (iii) manufacture, processing, treatment, handling, recycling, generation, use, storage, transportation or disposal of Hazardous Materials including, without limitation, investigation, study, assessment, testing, monitoring, containment, removal, remediation, or clean-up of any such Release, each as in effect as of the date of determination.

      "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Issuer, its Subsidiaries or any of their respective predecessors in interest.

      "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any flammable substances or explosives; (iv) any radioactive materials; (v) asbestos in any form; (vi) urea formaldehyde foam insulation; (vii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (viii) pesticides; and (ix) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health or safety or the environment.

      "Permits" has the meaning ascribed to it in Section 1(y) below.

      "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or onto or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

            (y) Except as set forth in the Final Memorandum in the first paragraph under the caption "Business - Legal Proceedings" and as set forth on Exhibit B, the Issuer and its Subsidiaries have, and immediately after the consummation of the Transactions will have, such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances ("Permits"), and will be after giving effect to the Transactions in compliance in all material respects with all Laws as are necessary to own, lease or operate their respective properties and to conduct their businesses in the manner as presently conducted and to be conducted immediately after the consummation of the Transactions except where the failure to have such Permits or to comply with such Laws would not, individually or in the aggregate, have a Material Adverse Effect, and all such Permits are valid and in full force and effect and will be valid and in full force and effect immediately upon consummation of the Transactions. The Issuer and its Subsidiaries are, and immediately after the consummation of the Transactions will be, in compliance in all material respects with their respective obligations under such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits except for any such revocation or termination as would not, individually or in the aggregate, have a Material Adverse Effect.

            (z) The Issuer and its Subsidiaries carry or are entitled to the benefits of insurance (including self-insurance) in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar businesses, and all such insurance is (and will be immediately after the consummation of the Transactions) in full force and effect.

            (aa) No labor disturbance by the employees of the Issuer or its Subsidiaries exists or, to the best knowledge of the Issuer, is threatened and the Issuer is not aware of any existing or imminent labor disturbance by the employees of the Issuer's or its Subsidiaries' principal suppliers, manufacturers or customers.

            (bb) Except for the fees and expenses payable to the Initial Purchaser, which will be paid by the Issuer on the Closing Date, the Issuer did not employ any investment banker, broker, finder, consultant, intermediary or other person in connection with the Transactions who would be entitled to any investment banking, brokerage, finder's or other fees or commissions in connection with this Agreement or the transactions contemplated hereby.

            (cc) The relationships of the Issuer and its Subsidiaries taken as a whole with suppliers, distributors, dealers, sales representatives, customers and others having business relationships with them are satisfactory, and there is no indication of any intention by any party thereto to terminate or modify the terms of any of such relationships, except for any termination or modification which could not reasonably be expected to have a Material Adverse Effect.

            (dd) No statement by the Issuer or any Subsidiary thereof contained in this Agreement (including all Exhibits and certificates delivered pursuant hereto or thereto), the other Transaction Documents and no written statement (including, but only as of the date of its filing, the Issuer's Registration Statement on Form S-1 filed with the Commission on April 24, 1998) furnished to the Initial Purchaser or its representatives by the Issuer or any Subsidiary thereof or at the direction of any officer thereof contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein contained not misleading.

      Any certificate signed by any officer of the Issuer or of any of the Guarantors and delivered to the Initial Purchaser or its counsel shall be deemed to be a representation and warranty by the Issuer or of the Guarantor, as the case may be, to the Initial Purchaser as to the matters covered thereby.

      2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Issuer at a purchase price equal to 97.0% of the principal amount thereof, Notes in the principal amount of $105,000,000.

      3. Delivery and Payment. Delivery of and payment for the Notes shall be made at 10:00 a.m., New York City time, on February 2, 1999, which date and time may be postponed by agreement between the Initial Purchaser and the Issuer (such date and time of delivery and payment for the Notes being herein called the "Closing Date"). Delivery of the Notes shall be made to the Initial Purchaser against payment by the Initial Purchaser of the purchase price thereof to or upon the order of the Issuer by intrabank transfer payable in same day funds or such other manner of payment as may be agreed by the Issuer and the Initial Purchaser. Delivery of the Notes shall be made at such location as the Initial Purchaser shall reasonably designate at least one Business Day in advance of the Closing Date and payment for the Notes shall be made at the office of Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202. Certificates for the Notes shall be registered in such names and in such denominations as the Initial Purchaser may request not less than two full Business Days in advance of the Closing Date.

      4. Offering of Notes. The Initial Purchaser represents and warrants to and agrees with the Issuer and the Guarantors that:

            (a) It has not offered or sold, and will not offer or sell, any Notes except (i) within the United States to those persons it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("QIBs"), (ii) to other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who provide to it and to the Issuer a letter in the form of Exhibit C hereto or (iii) outside the United

States to persons other than U.S. persons in reliance upon and pursuant to Regulation S under the Securities Act. In connection with each sale pursuant to clause (i) above, the Initial Purchaser has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance on Rule 144A.

            (b) Neither it nor any person acting on its behalf has made or will make offers or sales of the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities
Act).

            (c) It is an "accredited investor" (as defined in Rule 501 (a)(1),
(2), (3) or (7) under the Securities Act) with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes.

            (d) It has not offered or sold, and will not offer or sell, any notes in violation of the "blue sky" laws of any state.

      5. Agreements. The Issuer and its Subsidiaries agree with the Initial Purchaser that:

            (a) The Issuer will furnish to the Initial Purchaser and to Kennedy Covington Lobdell & Hickman, L.L.P. ("Counsel for the Initial Purchaser"), without charge, during the period referred to in paragraph (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as they may reasonably request. The Issuer will pay the expenses of printing or other production of all documents relating to the offering of the Notes and will reimburse the Initial Purchaser for payment of the required PORTAL filing fee.

            (b) The Issuer will not amend or supplement the Final Memorandum prior to the completion of the distribution of the Notes by the Initial Purchaser, without the prior written consent of the Initial Purchaser.

            (c) If at any time prior to the completion of the sale of the Notes acquired by the Initial Purchaser pursuant to this Agreement (as determined by the Initial Purchaser), any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Issuer will promptly notify the Initial Purchaser of the same and, subject to the requirements of paragraph (b) of this Section 5, will prepare and provide to the Initial Purchaser pursuant to paragraph (a) of this Section 5 an amendment or supplement that will correct such statement or omission or effect such compliance.

            (d) The Issuer will arrange for the qualification of the Notes and the Guarantees for sale by the Initial Purchaser under the laws of such jurisdictions as the Initial Purchaser may reasonably designate and will maintain such qualifications in effect so long as required for the sale of the Notes and the Guarantees by the Initial Purchaser; provided, however, that none of the Issuer or the Guarantors will be required to qualify generally to do business in any jurisdiction in which any of them is not then so qualified, to file any general consent to service of process or to take any action which would subject any of them to general service of process or to taxation in any such jurisdiction where it is not then so subject. The Issuer will promptly advise the Initial Purchaser of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Notes and the Guarantees for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

            (e) The Issuer, whenever any of the Issuer and its Subsidiaries publishes or makes available to the public (by filing with any regulatory authority or securities exchange or by publishing a press release or otherwise) any information that could reasonably be expected to be material in the context of the issue of Notes under this Agreement, shall promptly notify the Initial Purchaser as to the nature of such information or event. The Issuer will likewise notify the Initial Purchaser of (i) any decrease in the rating of the Notes or any other debt securities of the Issuer or its Subsidiaries by any nationally recognized statistical rating organization (as defined in Rule 436(g)(2) under the Securities Act) or (ii) any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change, as soon as the Issuer becomes aware of any such decrease or notice. So long as the Issuer has any obligations with respect to the Notes or the Holders, the Issuer will also deliver to the Initial Purchaser, as soon as available and without request, copies of all documents it files with or furnishes to the Securities and Exchange Commission.

            (f) The Issuer will not, and will not permit any of its Affiliates to, resell any Notes that have been acquired by any of them, other than pursuant to an effective registration statement under the Securities Act.

            (g) Except as contemplated by the Registration Rights Agreement or otherwise disclosed in the Final Memorandum, none of the Issuer or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchaser or any of its Affiliates, as to whom the Issuer and its Subsidiaries make no agreement) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

            (h) None of the Issuer or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchaser or any of its Affiliates, as to whom the Issuer and its Subsidiaries make no agreement) will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes.

            (i) So long as any of the Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, if the Issuer ceases to be subject to the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), it will provide to each Holder of the Notes and to each prospective purchaser (as designated by such Holder) of the Notes, upon the request of such Holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the Holders, and the prospective purchasers designated by such Holders, from time to time of the Notes.

            (j) The Issuer will cooperate with the Initial Purchaser and use their best efforts to (i) permit the Notes to be designated PORTAL securities in accordance with the rules and regulations of the NASD relating to trading in the Private Offerings, Resale and Trading through Automated Linkages market ("PORTAL") and (ii) permit the Notes to be eligible for clearance and settlement as described under "Book Entry; Delivery and Form" in the Final Memorandum.

            (k) The Issuer will apply the net proceeds from the sale of the Notes as set forth under "Use of Proceeds" in the Final Memorandum.

            (l) The Issuer and its Subsidiaries will conduct their operations in a manner that will not subject the Issuer or any of its Subsidiaries to registration as an investment company under the Investment Company Act.

            (m) Each Note will bear a legend substantially to the following effect until such legend shall no longer be necessary or advisable because the Notes are no longer subject to the restrictions on transfer described therein:

      THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER
      (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE ACT) OR (B) IT IS AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) UNDER THE ACT) (AN "ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS NOTE RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF,
      (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THIS NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (F) PURSUANT

      TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN TWO YEARS AFTER ORIGINAL ISSUANCE OF THIS NOTE, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE ACT.

      6. Conditions to the Obligations of the Initial Purchaser. The obligation of the Initial Purchaser to purchase the Notes shall be subject to the accuracy of the representations and warranties on the part of the Issuer and the Guarantors contained herein at the date and time that this Agreement is executed and delivered by the parties hereto (the "Execution Time") and on the Closing Date, to the accuracy of the statements of the Issuer and the Guarantors made in any certificates pursuant to the provisions hereof, to the performance by the Issuer and the Guarantors of their obligations hereunder and to the following additional conditions:

            (a) The Issuer and the Guarantors shall have furnished to the Initial Purchaser the opinion of Bresler Goodman & Unterman, LLP ("Counsel for the Issuer"), dated the Closing Date, in form and substance satisfactory to the Initial Purchaser to the effect set forth in Exhibit D hereto.

            (b) The Issuer and the Guarantors shall have furnished to Counsel for the Initial Purchaser such documents as Counsel for the Initial Purchaser reasonably requests for the purpose of enabling Counsel for the Initial Purchaser to deliver such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes and other related matters as the Initial Purchaser may reasonably require.

            (c) The Issuer and each of the Guarantors shall have furnished to the Initial Purchaser a certificate dated the Closing Date, signed on behalf of each of the Issuer and the Guarantors by any two of their Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer to the effect that the signer of such certificate has carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

                  (i) the representations and warranties of the Issuer and the Guarantors contained in this Agreement are true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Issuer and the Guarantors have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

                  (ii) since the date of the most recent financial statements included in the Final Memorandum, there has been no change or development or event involving a prospective change constituting a Material Adverse Effect.

            (d) At the Execution Time and at the Closing Date, PricewaterhouseCoopers, LLP shall have furnished to the Initial Purchaser a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchaser (it being understood that the draft of the comfort letter to be delivered at the Execution Time previously received by the Initial Purchaser is satisfactory to the Initial Purchaser).

            (e) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum, there shall not have been
(i) any change or decrease specified in the letter or letters referred to in paragraph (d) of this Section 6, or (ii) any change, or any development involving a prospective change, in or affecting the business or properties of the Issuer and its Subsidiaries, the effect of which, in any case referred to in clause (i) or (ii) above, is, in the reasonable judgment of the Initial Purchaser, so material and adverse as to make it impractical or inadvisable to market the Notes as contemplated by the Final Memorandum.

            (f) Subsequent to the respective dates as of which information is given in the Final Memorandum and giving effect to the Transactions, (i) the Issuer and its Subsidiaries shall not have incurred any material liability or obligation, direct or contingent, or entered into any material transaction not in the ordinary course of business; (ii) the Issuer and its Subsidiaries shall not have purchased any of its outstanding Capital Stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its Capital Stock; and (iii) there shall not have been any material change in the Capital Stock of the Issuer and its Subsidiaries or in the short-term debt or long-term debt of the Issuer and its Subsidiaries, except in each case as described in or contemplated by the Final Memorandum; and (iv) none of the assets of the Issuer and its Subsidiaries shall have materially diminished in value, except as would not result in a Material Adverse Effect.

            (g) Subsequent to the Execution Time, there shall not have been any decrease in the rating of the Notes by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

            (h) Each of the Transaction Documents (including any amendments thereto) shall have been duly authorized, executed and delivered by each of the parties thereto, and the Initial Purchaser shall have received copies of each such Transaction Document (including any amendments thereto) as so executed and delivered in the form provided to the Initial Purchaser on or before the date hereof except for changes approved by the Initial Purchaser or changes which do not materially affect the rights or obligations of the Issuer and the Guarantors.

            (i) The Issuer shall have been advised by the National Association of Securities Dealers, Inc. (the "NASD") that the Notes have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD relating to trading in the PORTAL Market.

            (j) The Redemption shall have occurred concurrently with the sale of the Notes hereunder as contemplated in the Final Memorandum.

            (k) Prior to the Closing Date, the Issuer and the Guarantors shall have furnished to the Initial Purchaser such further information, certificates and documents as the Initial Purchaser may reasonably request.

      If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be satisfactory in all respects in form and substance to the Initial Purchaser and Counsel for the Initial Purchaser, this Agreement and all obligations of the Initial Purchaser hereunder may be canceled at the Closing Date by the Initial Purchaser. Notice of such cancellation shall be given to the Issuer in writing, by telecopier or by telephone confirmed in writing.

      The documents required to be delivered by this Section 6 will be delivered at the office of Counsel for the Initial Purchaser on the Closing Date.

      7. Reimbursement of Expenses, Fees. The Issuer and the Guarantors will, whether or not the sale of the Notes provided for herein is consummated, (i) pay all expenses incident to the performance of their obligations under this Agreement and the offering documents and the other Transaction Documents, including the fees and disbursements of their accountants and counsel, the cost of printing or other production and delivery of the Preliminary Memorandum, the Final Memorandum, all amendments thereof and supplements thereto, and all other documents relating to the offering of the Notes, the cost of preparing, printing, packaging and delivering the Notes, the fees and disbursements, including fees of counsel incurred in compliance with Section 5(d), the fees and disbursements of the Trustee and the fees of any agency that rates the Notes, and the fees and expenses, if any, incurred in connection with the admission of the Notes for trading in the PORTAL Market, and (ii) reimburse the Initial Purchaser as requested for all reasonable out of pocket expenses (including reasonable legal fees and expenses) incurred by the Initial Purchaser in connection with the proposed sale and resale of the Notes.

      8. Indemnification and Contribution.

            (a) The Issuer and the Guarantors jointly and severally agree to indemnify and hold harmless the Initial Purchaser, the directors, officers, employees and agents of the Initial Purchaser and each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or any information provided by the Issuer and the Guarantors to any Holder or prospective purchaser of Notes pursuant to Section 5(i), or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and agree to reimburse each such indemnified party, as incurred, for any legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Issuer and the Guarantors will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information relating to the Initial Purchaser furnished to the Issuer or the Guarantors by or on behalf of the Initial Purchaser specifically for inclusion therein; and, provided, further, that with respect to any untrue statement or omission of material fact made in the Preliminary Memorandum, the indemnity agreement contained in this Section 8(a) shall not inure to the benefit of the Initial Purchaser to the extent that any such losses, claims, damages or liabilities asserted against the Initial Purchaser occurs under circumstances where it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that (x) the Issuer had previously furnished copies of the Final Memorandum to the Initial Purchaser as required by this Agreement, (y) the untrue statement or omission of a material fact contained in the Preliminary Memorandum was corrected in the Final Memorandum and (z) there was not sent or given to such person asserting any such losses, claims, damages or liabilities, at or prior to the written confirmation of the sale of Notes to such person, a copy of the Final Memorandum.

            (b) The Initial Purchaser agrees to indemnify and hold harmless (i) the Issuer, (ii) each Guarantor, (iii) each of their respective directors and officers and (iv) each person who controls the Issuer or any Guarantor within the meaning of either the Securities Act or the Exchange Act to the same extent as the foregoing indemnity from the Issuer and the Guarantors to the Initial Purchaser, but only with reference to written information relating to the Initial Purchaser furnished to the Issuer and the Guarantors by or on behalf of the Initial Purchaser specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Initial Purchaser may otherwise have. The Issuer and the Guarantors acknowledge that the statements set forth under the headings "Notice to Investors" and "Plan of Distribution" in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Preliminary Memorandum or Final Memorandum (or in any amendment or supplement thereto).

            (c) Promptly after receipt by an indemnified party under this
Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall have authorized the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

            (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable or insufficient to hold harmless an indemnified party for any reason, the Issuer and the Guarantors, on the one hand, and the Initial Purchaser, on the other, agrees to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Issuer and the Guarantors, on the one hand, and the Initial Purchaser on the other, may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantors, on the one hand, and by the Initial Purchaser, on the other, from the offering of the Notes; provided, however, that in no case shall the Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Notes purchased by the Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuer and the Guarantors, on the one hand, and the Initial Purchaser, on the other, shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer and the Guarantors, on the one hand, and of the Initial Purchaser, on the other, in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Issuer and the Guarantors shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses), and benefits received by the Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions received by the Initial Purchaser from the Issuer in connection with the purchase of the Notes hereunder. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission relates to information provided by the Issuer, the Guarantors or the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuer, the Guarantors and the Initial Purchaser agrees that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, expenses or judgments referred to in the immediately preceding paragraph shall be deemed to include any legal or other expenses incurred by such indemnified person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of the Initial Purchaser shall have the same rights to contribution as the Initial Purchaser, and each person who controls the Issuer or any Guarantor within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee and agent of the Issuer or any Guarantor shall have the same rights to contribution as the Issuer and the Guarantors, subject in each case to the applicable terms and conditions of this paragraph (d).

      9. Termination. This Agreement shall be subject to termination by notice given by the Initial Purchaser to the Issuer prior to delivery of and payment for the Notes if, after the date hereof and prior to such time, there shall have occurred a material adverse change in the condition of the financial, banking or capital markets the effect of which, in the judgment of the Initial Purchaser, makes it impractical to market the Notes or to enforce sale contracts with respect to the Notes.

      10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Issuer, the Guarantors or their officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or the Issuer, the Guarantors or any of their officers, directors or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

      11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchaser, will be mailed, delivered or telecopied and confirmed to it at 301 South College Street, TW-10, Charlotte, NC 28288-0606, Telecopy No.: (704) 383-5097, Attention: Douglas Fink, or, if sent to the Issuer, will be mailed, delivered or telecopied and confirmed to them at 540 Western Maryland Parkway, Hagerstown, Maryland 21740, Attention: Edward Lieberman.

      12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the officers and directors and controlling persons referred to in Section 8 hereof, and, except as expressly set forth in Section 5(i) hereof, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm, corporation or other entity any legal or equitable right, remedy or claim under or in respect to this Agreement or any provisions herein contained. No purchaser of Notes from the Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

      13. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

      14. Business Day. For purposes of this Agreement, "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of Charlotte, North Carolina or of New York, New York, or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

      15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

                                      * * *

      If the foregoing is in accordance with your understanding of our agreement please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement among the Issuer, the Guarantors and the Initial Purchaser.

                                    Very truly yours,

                                    PHOENIX COLOR CORP.

                                    By:   /s/ Edward Lieberman
                                         ---------------------------------
                                         Name: Edward Lieberman
                                         Title:  Chief Financial Officer

                                    GUARANTORS:

                                    PCC EXPRESS, INC.

                                    By:   /s/ Edward Lieberman
                                         ---------------------------------
                                         Name: Edward Lieberman
                                         Title: Chief Financial Officer

                                    PHOENIX (MD.) REALTY, LLC

                                    By:   /s/ Edward Lieberman
                                         ---------------------------------
                                         Name: Edward Lieberman
                                         Title: Chief Financial Officer

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST UNION CAPITAL MARKETS
A DIVISION OF WHEAT FIRST SECURITIES, INC.

By:  /s/ Douglas J. Fink
     ---------------------------
     Name: Douglas J. Fink
     Title: Managing Director